EXHIBIT 10.28

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of June 17, 2008, is by and among OSI SYSTEMS, INC., a California corporation (the “Borrower”), the Domestic Subsidiaries of the Borrower as may from time to time become a party hereto (collectively, the “Guarantors”), and WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent on behalf of the Lenders under the Credit Agreement (as hereinafter defined) (in such capacity, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

W I T N E S S E T H

WHEREAS, the Borrower, the Guarantors, certain banks and financial institutions from time to time party thereto (the “Lenders”) and the Administrative Agent are parties to that certain Credit Agreement dated as of July 27, 2007 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”);

WHEREAS, the Credit Parties have requested (a) the Lenders amend certain provisions of the Credit Agreement, including, without limitation, increasing the Aggregate Revolving Committed Amount by an amount equal to $29,750,000 (the “Revolver Increase”) and increasing the Term Loan by an amount equal to $5,250,000 (the “Term Loan Increase”) and (b) consent to the Reorganization (as hereinafter defined);

WHEREAS, Bank of America, N.A. has acted as syndication agent for the Revolver Increase and the Term Loan Increase; and

WHEREAS, the Lenders are willing to make such amendments to the Credit Agreement and consent to the Reorganization, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AMENDMENTS TO CREDIT AGREEMENT

1.1 New Definitions. The following definitions are hereby added to Section 1.1 of the Credit Agreement in the appropriate alphabetical order:

“Canadian Dollars” or “CAD” shall mean dollars in the lawful currency of Canada.

“Dollar Equivalent” shall mean, at any time, (a) with respect to Dollars or an amount denominated in Dollars, such amount and (b) with respect to an amount in Foreign Currency or an amount denominated in any Foreign Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent, at such time on the basis of the Spot Rate (determined by the Administrative Agent as of the most recent Revaluation Date) applicable to such Foreign Currency.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“First Amendment Effective Date” shall mean June 17, 2008.

“First Amendment Term Loan” shall have the meaning set forth in Section 2.2(a).

“First Amendment Term Loan Commitment Percentage” shall mean, for any First Amendment Term Loan Lender, the percentage identified as its Term Loan Commitment Percentage for the First Amendment Term Loan in its Lender Commitment Letter, or in the Assignment and Assumption pursuant to which such Lender became a Lender hereunder, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(c).

“First Amendment Term Loan Committed Amount” shall have the meaning set forth in Section 2.2(a).

“First Amendment Term Loan Lender” shall mean a Lender holding a First Amendment Term Loan Commitment or a portion of the outstanding First Amendment Term Loan.

“Foreign Currency” shall mean any of the following: (a) Euro, Sterling and Canadian Dollars and (b) any other currency that is freely tradable and convertible into Dollars that is approved by Wachovia, as Issuing Lender and the Administrative Agent.

“Foreign Currency Letter of Credit” shall have the meaning set forth in Section 2.3(j).

“Initial Term Loan” shall have the meaning set forth in Section 2.2(a).

“Initial Term Loan Commitment Percentage” shall mean, for any Initial Term Loan Lender, the percentage identified as its Term Loan Commitment Percentage for the Initial Term Loan in its Lender Commitment Letter, or in the Assignment and Assumption pursuant to which such Lender became a Lender hereunder, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(c).

“Initial Term Loan Committed Amount” shall have the meaning set forth in Section 2.2(a).

“Initial Term Loan Lender” shall mean a Lender holding an Initial Term Loan Commitment or a portion of the outstanding Initial Term Loan.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“Participating Member State” means each state so described in any EMU Legislation.

“Performance Letter of Credit” means a standby letter of credit issued to ensure or otherwise support the performance of services and/or delivery of goods (including, without limitation, standby letters of credit issued (a) in connection with bids for the performance of services and/or delivery of goods or (b) in connection with advance payments for the performance of services and/or delivery of goods) by or on behalf of the Borrower or any of its Subsidiaries.

“Revaluation Date” shall mean each of the following: (a) each date a Loan is borrowed or a Letter of Credit is issued; (b) each date there is a drawing under any Foreign Currency Letter of Credit; (c) the last Business Day of each calendar month; and (d) such additional dates as the Administrative Agent, the Issuing Lender, the Required Lenders or the Borrower shall specify.

“Spot Rate” for any Foreign Currency on any date means the rate determined by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of such Foreign Currency with Dollars through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent, may obtain such spot rate from another financial institution designated by the Administrative Agent if the Administrative Agent acting in such capacity does not have as of the date of determination a spot buying rate for any such Foreign Currency; and provided, further, that the Administrative Agent may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Foreign Currency Letter of Credit.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

1.1 Existing Definitions. The following existing definitions set forth in Section 1.1 are hereby amended and restated in their entirety to read as follows:

“Letter of Credit” shall mean any letter of credit issued by the Issuing Lender pursuant to the terms hereof, as such letter of credit may be amended, modified, restated, extended, renewed, increased, replaced or supplemented from time to time. A Letter of Credit may be issued in Dollars or in a Foreign Currency, in accordance with Section 2.3.

“LOC Obligations” shall mean, at any date of determination, the Dollar Equivalent of the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender but not theretofore reimbursed.

“Term Loan Commitment” shall mean, with respect to each Term Loan Lender, such Term Loan Lender’s Initial Term Loan Commitment and/or First Amendment Term Loan Commitment, as applicable.

“Term Loan Commitment Percentage” shall mean, for any Term Loan Lender, such Term Loan Lender’s Initial Term Loan Commitment Percentage and/or First Amendment Term Loan Commitment Percentage, as applicable.

“Term Loan Lender” shall mean a Lender holding a Term Loan Commitment or a portion of the outstanding Term Loan.

1.2 Amendment to Definition of Consolidated EBITDA. The definition of Consolidated EBITDA set forth in Section 1.1 of the Credit Agreement is hereby amended by amending and restated clause (b)(vi) of such definition to read as follows:

(vi) (A) non-recurring cash charges for such period in an aggregate amount not to exceed five (5%) percent of Consolidated EBITDA for such period and (B) non-recurring cash charges for such period not otherwise permitted under clause (vi)(A) as approved by the Administrative Agent,

1.3 Amendment to Definition of Consolidated Leverage Ratio. The definition of Consolidated Leverage Ratio set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Consolidated Leverage Ratio” shall mean, as of the last day of any fiscal quarter of the Borrower, for the Borrower and its Subsidiaries on a Consolidated basis, the ratio of (a) Consolidated Funded Debt of the Borrower and its Subsidiaries on such date less the outstanding amount of all Performance Letters of Credit (including Letters of Credit issued hereunder that are Performance Letters of Credit) to the extent undrawn to (b) Consolidated EBITDA.

1.4 Amendment to Article I. Article I is amended by adding a new Section 1.6 to the end of such Article to read as follows:

1.6 Foreign Currency.

(a) The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of L/C Credit Extensions and outstanding LOC Obligations denominated in Foreign Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Credit Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Credit Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

(b) Any request for a Letter of Credit in a currency other than Dollars shall be made to the Administrative Agent and Wachovia, as Issuing Lender, not later than 11:00 a.m., five (5) Business Days prior to the date of the desired L/C Credit Extension (or such other time or date as may be agreed by the Administrative Agent and Wachovia, as Issuing Lender, in their sole discretion). The Administrative Agent and Wachovia, as Issuing Lender, shall promptly notify the Borrower of the response to any request pursuant to this Section.

(c) At the Borrower’s request, the Administrative Agent shall advise the Borrower of the outstanding LOC Obligations as of the last Revaluation Date.

1.5 Amendment to Section 2.1(a). Section 2.1(a) of the Credit Agreement is hereby amended by deleting the reference to “FORTY-FOUR MILLION SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($44,750,000)” and replacing it with “SEVENTY-FOUR MILLION FIVE HUNDRED THOUSAND DOLLARS ($74,500,000)”.

1.6 Amendment to Section 2.1(f). Section 2.1(f) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(f) Incremental Revolving Loans. Subject to the terms and conditions set forth herein, the Borrower shall have the right, at any time and from time to time after the First Amendment Effective Date and prior to the Revolver Maturity Date, to incur additional Indebtedness under this Credit Agreement in the form of an increase to the Revolving Committed Amount (each an “Incremental Revolving Facility”) by an aggregate amount of up to $25,000,000. The following terms and conditions shall apply to each Incremental Revolving Facility: (i) the loans made under any such Incremental Revolving Facility (each an “Additional Revolving Loan”) shall constitute Credit Party Obligations and will be secured and guaranteed with the other Credit Party Obligations on a pari passu basis, (ii) any such Incremental Revolving Facility shall be entitled to the same voting rights as the existing Revolving Loans and shall be entitled to receive proceeds of prepayments on the same basis as the existing Revolving Loans, (iii) any such Incremental Revolving Facility shall be obtained from existing Lenders or from other banks, financial institutions or investment funds; provided that no existing Lender shall be required to participate in or fund any Incremental Revolving Facility, (iv) any such Incremental Revolving Facility shall be in a minimum principal amount of $10,000,000 and integral multiples of $1,000,000 in excess thereof, (v) the proceeds of any Additional Revolving Loan will be used for the purposes set forth in Section 3.11, (vi) the Borrower shall execute a Revolving Note in favor of any new Lender or any existing Lender requesting a Revolving Note whose Revolving Committed Amount is increased, (vii) the conditions to Extensions of Credit in Section 4.2 shall have been satisfied, (viii) the Administrative Agent shall have received an opinion or opinions (including, if reasonably requested by the Administrative Agent, local counsel opinions) of counsel for the Credit

Parties, addressed to the Administrative Agent and the Lenders, in form and substance acceptable to the Administrative Agent, (ix) the Administrative Agent shall have received from the Borrower updated financial projections and an officer’s certificate, in each case in form and substance reasonably satisfactory to the Administrative Agent, demonstrating that, after giving effect to any such Incremental Revolving Facility on a Pro Forma Basis, the Borrower will be in compliance with the financial covenants set forth in Section 5.9, (x) the Term Loan shall have been paid in full, (xi) the outstanding Revolving Loans and Participation Interests shall be reallocated by causing such fundings and repayments (which shall not be subject to any processing and/or recordation fees) among the Revolving Lenders (which the Borrowers shall be responsible for any costs arising under Section 2.15 resulting from such reallocation and repayments) of Revolving Loans as necessary such that, after giving effect to such Incremental Revolving Facility, each Revolving Lender will hold Revolving Loans and Participation Interests based on its Revolving Commitment Percentage (after giving effect to such Incremental Revolving Facility) and (xii) any Incremental Revolving Facility shall also include a proportional increase in the LOC Committed Amount. The Borrower may invite other banks, financial institutions and investment funds reasonably acceptable to the Administrative Agent to join this Credit Agreement as Lenders hereunder for the portion of such Incremental Revolving Facility not taken by existing Lenders, provided that such other banks, financial institutions and investment funds shall enter into such joinder agreements to give effect thereto as the Administrative Agent may reasonably request. The Administrative Agent is authorized to enter into, on behalf of the Lenders, any amendment to this Credit Agreement or any other Credit Document as may be necessary to incorporate the terms of any new Incremental Revolving Facility therein.

1.7 Amendment to Sections 2.2(a) and (b). Sections 2.2(a) and (b) of the Credit Agreement are hereby amended and restated in their entirety to read as follows:

(a) Term Loan. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each (i) Initial Term Loan Lender severally, but not jointly, agrees to make available to the Borrower (through the Administrative Agent) on the Closing Date such Initial Term Loan Lender’s Initial Term Loan Commitment Percentage of a term loan in Dollars (the “Initial Term Loan”) in the aggregate principal amount of FORTY-FOUR MILLION SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($44,750,000) (the “Initial Term Loan Committed Amount”) for the purposes hereinafter set forth and (ii) each First Amendment Term Loan Lender severally, but not jointly, agrees to make available to the Borrower (through the Administrative Agent) on the First Amendment Effective Date such First Amendment Term Loan Lender’s First Amendment Term Loan Commitment Percentage of a term loan in Dollars (the “First Amendment Term Loan”; and together with the Initial Term Loan, the “Term Loan”) in the aggregate principal amount of FIVE MILLION TWO-HUNDRED FIFTY THOUSAND DOLLARS ($5,250,000) (the “First Amendment Term Loan Committed Amount”; and together with the Initial Term Loan Committed Amount, the “Term Loan Committed Amount”) for the purposes hereinafter set forth. Upon receipt by the Administrative Agent of the proceeds of the Term Loan, such proceeds will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower on the books of the office of the Administrative Agent specified in Section 9.2, or at such other office as the Administrative Agent may designate in writing, with the aggregate of such proceeds made available to the Administrative Agent by the Term Loan Lenders and in like funds as received by the Administrative Agent (or by crediting such other account(s) as directed by the Borrower). The Term Loan may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Borrower may request; provided, however, that the Initial Term Loan made on the Closing Date or any of the two (2) Business Days following the Closing Date, may only consist of Alternate Base Rate Loans unless the Borrower delivers a funding indemnity letter, substantially in the form of Exhibit 2.1(a), reasonably acceptable to the Administrative Agent not less than three (3) Business Days prior to the Closing Date. LIBOR Rate Loans shall be made by each Term Loan Lender at its LIBOR Lending Office and Alternate Base Rate Loans at its Domestic Lending Office. Amounts repaid or prepaid on the Term Loan may not be reborrowed.

(b) Repayment of Term Loan. The principal amount of the Term Loan shall be repaid in consecutive quarterly installments as follows, unless accelerated sooner pursuant to Section 7.2:

Principal Amortization Payment Dates	Term Loan Principal Amortization Payment
September 30, 2007	$559,375.00
December 31, 2007	$559,375.00
March 31, 2008	$559,375.00
June 30, 2008	$559,375.00
September 30, 2008	$1,250,000.00
December 31, 2008	$1,250,000.00
March 31, 2009	$1,250,000.00
June 30, 2009	$1,250,000.00
September 30, 2009	$1,875,050.00
December 31, 2009	$1,875,050.00
March 31, 2010	$1,875,050.00
June 30, 2010	$1,875,050.00
September 30, 2010	$2,500,000.00
December 31, 2010	$2,500,000.00
March 31, 2011	$2,500,000.00
June 30, 2011	$2,500,000.00
September 30, 2011	$2,500,000.00
December 31, 2011	$2,500,000.00
March 31, 2012	$2,500,000.00
Term Loan Maturity Date	The remaining outstanding principal amount of the Term Loan

1.8 Amendment to Section 2.2(e). Section 2.2(e) of the Credit Agreement is hereby deleted in its entirety.

1.9 Amendment to Section 2.3(a). Section 2.3(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(a) Issuance. Subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions which the Issuing Lender may reasonably require, during the Commitment Period the Issuing Lender shall issue, and the Revolving Lenders shall participate in, standby Letters of Credit for the account of the Borrower from time to time upon request in a form acceptable to the Issuing Lender; provided, however, that (i) the aggregate amount of LOC Obligations shall not at any time exceed FORTY-FIVE MILLION DOLLARS ($45,000,000) (as increased from time to time as provided in Section 2.1(f) and as such aggregate maximum amount may be reduced from time to time as provided in Section 2.6, the “LOC Committed Amount”), (ii) the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not at any time exceed the Revolving Committed Amount then in effect, (iii) all Letters of Credit shall be denominated in Dollars or, subject to Section 2.3(j), in a Foreign Currency and (iv) Letters of Credit shall be issued for any lawful corporate purposes and shall be issued as standby letters of credit, including in connection with workers’ compensation and other insurance programs. Except as otherwise expressly agreed upon by all the Revolving Lenders, no Letter of Credit shall have an original expiry date more than twelve (12) months from the date of issuance; provided, however, so long as no Default or Event of Default has occurred and is continuing and subject to the other terms and conditions to the issuance of Letters of Credit hereunder, the expiry dates of Letters of Credit may be extended annually or periodically from time to time on the request of the Borrower or by operation of the terms of the applicable Letter of Credit to a date not more than twelve (12) months from the date of extension; provided, further, that no Letter of Credit, as originally issued or as extended, shall have an expiry date extending beyond the date that is thirty (30) days prior to the Revolver Maturity Date. Each Letter of Credit shall comply with the related LOC Documents. The issuance and expiry date of each Letter of Credit shall be a Business Day. Each Letter of Credit issued hereunder shall be in a minimum original face amount of $50,000 or such lesser amount as approved by the Issuing Lender.

1.10 Amendment to Section 2.3. Section 2.3 of the Credit Agreement is hereby amended by adding the following new subsection (j) to the end of such section to read as follows:

(j) The Borrower may request, and Wachovia as Issuing Lender may issue, Letters of Credit denominated in any Foreign Currency (any such Letter of Credit, a “Foreign Currency Letter of Credit”), subject to the following provisions:

(i) all provisions of Section 2.3 shall be satisfied with respect to such Foreign Currency Letter of Credit;

(ii) any drawing under any Foreign Currency Letter of Credit shall be deemed to be a drawing under a Letter of Credit hereunder in Dollars in an amount equal to the Dollar Equivalent of such drawing, and such drawing shall be reimbursed or repaid with Revolving Loans as provided in Sections 2.3(d) and (e) hereof as if such drawing had been made in Dollars in an amount equal to the Dollar Equivalent of such drawing;

(iii) for purposes of determining the LOC Obligations attributable to the Foreign Currency Letters of Credit at any time, such LOC Obligations shall be equal to the sum of (A) the maximum Dollar Equivalent which is, or at any time thereafter may become, available to be drawn under the Foreign Currency Letters of Credit, assuming compliance with all requirements for drawings referred to in all such Foreign Currency Letters of Credit plus (B) the aggregate Dollar Equivalent of all drawings under the Foreign Currency Letters of Credit honored by the Issuing Lender but not theretofore reimbursed;

(iv) the obligation of the Borrower to reimburse the Issuing Lender for each drawing under such Foreign Currency Letter of Credit shall be absolute, unconditional and irrevocable under all circumstances, including, without limitation, any adverse change in the relevant exchange rates or in the availability of any such Foreign Currency to the Borrower or any Subsidiary or in the relevant currency markets generally; and

(v) within five days of demand thereof by Wachovia, the Borrower shall reimburse Wachovia, as Issuing Lender for any Foreign Currency Letter of Credit, for any costs, expenses, losses or liabilities (including foreign currency exchange costs and losses) incurred by Wachovia in connection with any drawing under such Foreign Currency Letter of Credit and the reimbursement of such drawing in Dollars rather than the applicable Foreign Currency, including, without limitation, any costs, expenses, losses or liabilities resulting from the determination of the Spot Rate two Business Days prior to the date a drawing under such Foreign Currency Letter of Credit is reimbursed.

1.11 Amendment to Section 5.4. Section 5.4 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Except as permitted by Section 6.4, continue to engage in business of the same general type as now conducted by it on the Closing Date and preserve, renew and keep in full force and effect its corporate or other formative existence and good standing, take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business and to maintain its goodwill and comply with all contractual obligations and Requirements of Law.

1.12 Amendment to Section 6.1(i). Section 6.1(i) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(i) (A) Foreign Subsidiaries organized under the laws of the United Kingdom may incur cash borrowings (excluding Foreign Mortgage Indebtedness) in an aggregate amount not to exceed $10,000,000, (B) Foreign Subsidiaries not organized under the laws of the United Kingdom may incur cash borrowings (excluding Foreign Mortgage Indebtedness and non-cash Indebtedness under foreign lines of credit) in an aggregate amount not to exceed $10,000,000 and (C) Foreign Subsidiaries may collectively incur Indebtedness under letters of credit in an aggregate amount not to exceed $30,000,000; and

1.13 Amendment to Section 6.4(a)(iv). Section 6.4(a)(iv) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(iv) (A) the sale, lease or transfer of property or assets from one Credit Party to another Credit Party, (B) the sale, lease or transfer of property or assets from a Subsidiary to a Credit Party, (C) the sale, lease or transfer of property or assets from a Subsidiary that is not a Credit Party to another Subsidiary that is not a Credit Party, (D) the dissolution of any Credit Party to the extent any and all assets of such Credit Party at the time of such dissolution are distributed to another Credit Party or (E) the dissolution of a Subsidiary that is not a Credit Party to the extent any and all assets of such Subsidiary at the time of such dissolution are distributed to another Subsidiary;

1.14 Amendment to Article IX. Article IX of the Credit Agreement is hereby amended by adding a new Section 9.21 to the end of such Article to read as follows:

Section 9.21 Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent, the Issuing Lender or other applicable Lender could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to Administrative Agent, the Issuing Lender or other applicable Lender hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent, the Issuing Lender or other applicable Lender of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent, the Issuing Lender or other applicable Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent, the Issuing Lender or other applicable Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent, the Issuing Lender or other applicable Lender against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent, the Issuing Lender or other applicable Lender in such currency, the Administrative Agent, the Issuing Lender or other applicable Lender agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

ARTICLE II

CONDITIONS TO EFFECTIVENESS

2.1 Closing Conditions. This Amendment shall become effective as of the day and year set forth above (the “Amendment Effective Date”) upon satisfaction of the following conditions (in form and substance reasonably acceptable to the Administrative Agent):

(a) Executed Documents. Receipt by the Administrative Agent of (i) counterparts of this Amendment executed by a duly authorized officer of each party hereto, (ii) for the account of each First Amendment Term Loan Lender requesting a Term Note, a Term Note, (iii) for the account of each Revolving Lender requesting a Revolving Note, a Revolving Note, and (iv) executed lender consents, in substantially the form of Exhibit A attached hereto, from the First Amendment Term Loan Lenders, the Revolving Lenders and the Required Lenders authorizing the Administrative Agent to enter into this Amendment on their behalf. The delivery by the Administrative Agent of its signature page to this Amendment shall constitute conclusive evidence that the consents from the First Amendment Term Loan Lenders, the Revolving Lenders and the Required Lenders have been obtained.

(b) Authority Documents. Receipt by the Administrative Agent of:

(i) Officer Certificates. An officer’s certificate (A) certifying that the articles of incorporation or other organizational documents (or the foreign equivalent, if any), as applicable, of each Credit Party that were delivered on the Closing Date, or which have been subsequently delivered to the Administrative Agent, remain true and complete as of the Amendment Effective Date, (B) certifying that the bylaws (or the foreign equivalent, if any) of each Credit Party that were delivered on the Closing Date, or which have been subsequently delivered to the Administrative Agent, remain true and correct and in force and effect as of the Amendment Effective Date and (C) attaching copies of the resolutions of the board of directors (or the foreign equivalent) of each Credit Party approving and adopting this Amendment, the transactions contemplated herein and authorizing execution and delivery hereof, and certifying such resolutions to be true and correct and in force and effect as of the Amendment Effective Date.

(ii) Good Standing. Copies of certificates of good standing, existence or its equivalent with respect to each Credit Party, certified as of a recent date by the appropriate Governmental Authorities of the state of incorporation and each other state in which the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect.

(iii) Incumbency. An incumbency certificate of each Credit Party certified by a secretary or assistant secretary or other appropriate officer of such Credit Party to be true and correct as of the Amendment Effective Date.

(c) Consents. The Administrative Agent shall have received evidence that all governmental, shareholder and material third party consents and approvals necessary in connection with this Amendment have been obtained and all applicable waiting periods have expired without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on this Amendment or that could seek to threaten any of the foregoing.

(d) Legal Opinions of Counsel. The Administrative Agent shall have received opinions of legal counsel for the Credit Parties, dated the Amendment Effective Date and addressed to the Administrative Agent and the Lenders, which opinions shall provide, among other things, that this Amendment has been duly authorized, executed and delivered by each of the Credit Parties, this Amendment is a valid, binding and enforceable obligation of the Credit Parties and the execution and delivery of this Amendment by the Credit Parties and the consummation of the transactions contemplated hereby will not violate the corporate instruments and Material Contracts of the Credit Parties, and shall otherwise be in form and substance acceptable to the Administrative Agent.

(e) Officer’s Certificate. The Administrative Agent shall have received from the Credit Parties an officer’s certificate, in form and substance reasonably satisfactory to the Administrative Agent, demonstrating that, after giving effect to the Amendment and the incurrence of the First Amendment Term Loan, the Credit Parties will be in pro forma compliance with the financial covenants set forth in Section 5.9 of the Credit Agreement as of the end of the most recently ended fiscal quarter.

(f) Solvency Certificate. The Administrative Agent shall have received an officer’s certificate prepared by the chief financial officer of the Borrower as to the financial condition, solvency and related matters of the Credit Parties and their Subsidiaries, after giving effect to the Amendment and the incurrence of the First Amendment Term Loan, in substantially the form of Exhibit 4.1(g) to the Credit Agreement.

(g) Default. After giving effect to this Amendment, no Default or Event of Default shall exist.

(h) Fees and Expenses. The Administrative Agent shall have received from the Borrower such fees and expenses that are payable in connection with the consummation of the transactions contemplated hereby, including, without limitation, the reasonable fees and expenses of Moore & Van Allen PLLC.

(i) Miscellaneous. All other documents and legal matters in connection with the transactions contemplated by this Amendment shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

ARTICLE III

LENDER JOINDER

3.1 Lender Joinder. Each First Amendment Term Loan Lender and any Revolving Lender not party to the Credit Agreement prior to the Amendment Effective Date (a) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 3.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Amendment and the Credit Agreement; (b) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (d) agrees that, as of the Amendment Effective Date, it shall (i) be a party to the Credit Agreement and the other Credit Documents, (ii) be a “Lender” for all purposes of the Credit Agreement and the other Credit Documents, (iii) perform all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender under the Credit Agreement and (iv) shall have the rights and obligations of a Lender under the Credit Agreement and the other Credit Documents.

ARTICLE IV

CONSENT

4.1 Consent. The Credit Parties (a) dissolved OSI Fibercomm, Inc. and transferred all of the debts, liabilities and assets of OSI Fibercomm, Inc. to OSI Optoelectronics, Inc. on May 12, 2008; (b) merged Rapiscan Systems Neutronics and Advanced Technologies Corporation with and into Rapiscan Systems High Energy Inspection Corporation on January 1, 2008 which survived under the new name of Rapiscan Laboratories, Inc; (c) merged Rapiscan Systems Holdings, Inc. with and into Rapiscan Systems Parent, Inc. on April 8, 2008; (d) merged Rapiscan Systems Parent, Inc. with and into Rapiscan Systems, Inc. on April 14, 2008; and (e) merged SL Merger Corp. with and into Spacelabs Healthcare, Inc. on December 19, 2007 (clauses (a) through (e), collectively, referred to as the “Reorganization”). The Required Lenders hereby acknowledge and consent to the Reorganization and waive any non-compliance by the Credit Parties of the Credit Documents that may have arisen directly as a result of the Reorganization.

4.2 Effectiveness of Consent. This consent shall be effective only to the extent specifically set forth herein and shall not (a) be construed as a waiver of any non-compliance other than as specifically consented to herein nor as a waiver of any non-compliance of which the Lenders have not been informed by the Borrower, (b) affect the right of the Lenders to demand compliance by the Borrower with all terms and conditions of the Credit Agreement, except as specifically modified or consented to by this consent,

(c) be deemed a waiver of any transaction or future action on the part of the Borrower requiring the Lenders’ or the Required Lenders’ consent or approval under the Credit Agreement, or (d) except as consented to hereby, be deemed or construed to be a waiver or release of, or a limitation upon, the Administrative Agent’s or the Lenders’ exercise of any rights or remedies under the Credit Agreement or any other Credit Document, all such rights and remedies hereby being expressly reserved.

ARTICLE V

MISCELLANEOUS

5.1 Amended Terms. On and after the Amendment Effective Date, all references to the Credit Agreement in each of the Credit Documents shall hereafter mean the Credit Agreement as amended by this Amendment. Except as specifically amended hereby or otherwise agreed, the Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.

5.2 Representations and Warranties of Credit Parties. Each of the Credit Parties represents and warrants as follows:

(a) It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b) This Amendment has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligations, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c) No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment.

(d) The representations and warranties set forth in Article III of the Credit Agreement are true and correct as of the date hereof (except for those which expressly relate to an earlier date).

(e) After giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default.

(f) The Security Documents continue to create a valid security interest in, and Lien upon, the Collateral, in favor of the Administrative Agent, for the benefit of the Lenders, which security interests and Liens are perfected in accordance with the terms of the Security Documents and prior to all Liens other than Permitted Liens.

(g) Except as specifically provided in this Amendment, the Credit Party Obligations are not reduced or modified by this Amendment and are not subject to any offsets, defenses or counterclaims.

5.3 Reaffirmation of Credit Party Obligations. Each Credit Party hereby ratifies the Credit Agreement and acknowledges and reaffirms (a) that it is bound by all terms of the Credit Agreement applicable to it and (b) that it is responsible for the observance and full performance of its respective Credit Party Obligations.

5.4 Credit Document. This Amendment shall constitute a Credit Document under the terms of the Credit Agreement.

5.5 Expenses. The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation the reasonable fees and expenses of the Administrative Agent’s legal counsel.

5.6 Further Assurances. The Credit Parties agree to promptly take such reasonable action, upon the request of the Administrative Agent, as is necessary to carry out the intent of this Amendment.

5.7 Entirety. This Amendment and the other Credit Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

5.8 Counterparts; Telecopy. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart to this Amendment by telecopy or other electronic means shall be effective as an original and shall constitute a representation that an original will be delivered.

5.9 No Actions, Claims, Etc. As of the date hereof, each of the Credit Parties hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against the Administrative Agent, the Lenders, or the Administrative Agent’s or the Lenders’ respective officers, employees, representatives, agents, counsel or directors arising from any action by such Persons, or failure of such Persons to act under this Credit Agreement on or prior to the date hereof.

5.10 GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

5.11 Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

5.12 General Release. In consideration of the Administrative Agent, on behalf of the Lenders, entering into this Amendment, each Credit Party hereby releases the Administrative Agent, the Lenders, and the Administrative Agent’s and the Lenders’ respective officers, employees, representatives, agents, counsel and directors from any and all actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, now known or unknown, suspected or unsuspected to the extent that any of the foregoing arises from any action or failure to act under the Credit Agreement on or prior to the date hereof.

5.13 Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. The jurisdiction, services of process and waiver of jury trial provisions set forth in Sections 9.13 and 9.16 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF the parties hereto have caused this Amendment to be duly executed on the date first above written.

BORROWER:	OSI SYSTEMS, INC., a California corporation

	By:	/s/ Alan Edrick
Name: Alan Edrick
Title: Chief Financial Officer

GUARANTORS:	DOLPHIN MEDICAL, INC., a California corporation

	By:	/s/ Deepak Chopra
Name: Deepak Chopra
Title: Chief Executive Officer

FERSON TECHNOLOGIES, INC., a California corporation

	By:	/s/ Alan Edrick
Name: Alan Edrick
Title: Chief Financial Officer

METOREX SECURITY PRODUCTS, INC., a California corporation

	By:	/s/ Alan Edrick
Name: Alan Edrick
Title: Chief Financial Officer

OSI DEFENSE SYSTEMS, LLC, a Florida limited liability company

	By:	/s/ Alan Edrick
Name: Alan Edrick
Title: Chief Financial Officer

OSI ELECTRONICS, INC., a California corporation

By:	/s/ Alan Edrick
Name: Alan Edrick
Title: Chief Financial Officer

OSI OPTOELECTRONICS, INC., a California corporation

By:	/s/ Alan Edrick
Name: Alan Edrick
Title: Chief Financial Officer

OSTEOMETER MEDITECH, INC., a California corporation

By:	/s/ Alan Edrick
Name: Alan Edrick
Title: Chief Financial Officer

RAPISCAN SECURITY PRODUCTS, INC., a California corporation

By:	/s/ Anuj Wadhawan
Name: Anuj Wadhawan
Title: Chief Financial Officer

RAPISCAN LABORATORIES, INC., a Delaware corporation

By:	/s/ Anuj Wadhawan
Name: Anuj Wadhawan
Title: Chief Financial Officer

RAPISCAN SYSTEMS, INC., a California corporation

By:	/s/ Anuj Wadhawan
Name: Anuj Wadhawan
Title: Chief Financial Officer

SPACELABS HEALTHCARE, INC., a Delaware corporation

By:	/s/ Deepak Chopra
Name: Deepak Chopra
Title: Chief Executive Officer

SPACELABS HEALTHCARE, L.L.C., a Washington limited liability company

By:	/s/ Deepak Chopra
Name: Deepak Chopra
Title: Chief Executive Officer

SPACELABS MEDICAL, INC., a Delaware corporation

By:	/s/ Deepak Chopra
Name: Deepak Chopra
Title: Chief Executive Officer

ADMINISTRATIVE AGENT:	WACHOVIA BANK, NATIONAL ASSOCIATION, as a Lender and as Administrative Agent on behalf of the Required Lenders

	By:	/s/ James R. Zilisch
Name: James R. Zilisch Title: Managing Director

EXHIBIT A

FORM OF

LENDER CONSENT

See Attached.

LENDER CONSENT

This Lender Consent is given pursuant to the Credit Agreement, dated as of July 27, 2007 (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”), by and among OSI SYSTEMS, INC., a California corporation (the “Borrower”), those certain Domestic Subsidiaries of the Borrower party thereto (collectively, the “Guarantors”), the lenders and other financial institutions from time to time party thereto (the “Lenders”) and WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent on behalf of the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used herein shall have the meanings ascribed thereto in the Credit Agreement unless otherwise defined herein.

The undersigned hereby approves the First Amendment to Credit Agreement, to be dated on or about                          , 2008, by and among the Borrower, the Guarantors party thereto, and the Administrative Agent, on behalf of the Lenders (the “Amendment”) and hereby authorizes the Administrative Agent to execute and deliver the Amendment on its behalf and, by its execution below, the undersigned agrees to be bound by the terms and conditions of the Amendment and the Credit Agreement, including, in the case of any First Amendment Term Loan Lender and any Revolving Lender not a party to the Credit Agreement prior to the Amendment Effective Date, Section 3.1 of the Amendment.

Delivery of this Lender Consent by telecopy shall be effective as an original.

A duly authorized officer of the undersigned has executed this Lender Consent as of the                 day of                     , 2008.

_______________________________________,
as a Lender

By:
Name:
Title: